EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Spartan Motors, Inc. Stock Incentive Plan of 2005 of our report dated February 17, 2005, with respect to the consolidated financial statements and schedule of Spartan Motors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and our report dated May 2, 2005 with respect to Spartan Motors, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Spartan Motors, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
June 24, 2005